                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

           Filed pursuant to Section 16(a) of the Securities Exchange
            Act of 1934, Section 17(a) of the Public Utility Holding
                      Company Act of 1935 or Section 30(f)
                      of the Investment Company Act of 1940


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1.   Name and Address of Reporting Person*

         RUTSTEIN, C. LAWRENCE
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   (Last)                            (First)              (Middle)

         7000 W. Palmetto Park Road, Suite 501
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                                   (Street)

         Boca Ratan, Florida 33433
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   (City)                            (State)                (Zip)


         iiGroup, Inc. (IIGR)
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2.   Issuer Name and Ticker or Trading Symbol


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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

         06/00
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4.   Statement for Month/Year


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5.   If Amendment, Date of Original (Month/Year)


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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                               [X]  10% Owner
     [X]  Officer (give title below)             [ ]  Other (specify below)


          Vice Chairman
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7.   Individual or Joint/Group Filing  (Check applicable line)

     [X] Form Filed by 1 Reporting Person
     [ ] Form Filed by More than 1 Reporting Person


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             Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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                                                              4.
                                                              Securities                5.
                                            3.                Acquired (A)              Amount of         6.
                                            Transaction       or Disposed               Securities        Owner-
                           2.               Code              of (D)                    Beneficially      Ship
1.                         Transaction      (Instr. 8)        (Instr. 3,4,5)            Owned at          Form
Title of Security          Date             ----------------  ---------------------     End of Month      D or I
(Instr. 3)                 (mm/dd/yy)       Code        V     Amount   A/D   Price      (Instr. 3 and 4)  (Inst. 4)
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Common Stock               06/30/00          C                18,218    A               618,206           D
$.01 par value
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Common Stock                                                                             224,670(1)       D
$.01 par value
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Common Stock                                                                             1,100,000(2)     I
$.01 par value
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(1) Held jointly with Mr. Rutstein's wife, Ronna Rutstein.
(2) Represents Mr. Rutstein's proportionate interest in 3,100,006 shares of the Issuer's common stock held by MCG Partners, Inc., of which Mr. Rutstein is an officer and principal shareholder.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================

                                                     5.                6.
                                                     Number of         Date                7.
                2.                       4.          Derivative        Exercisable and     Title and Amount of
                Conver-                  Trans-      Securities        Expiration Date     Underlying Securities
1.              sion or      3.          action      Acquired (A)      (mm/dd/yy)          (Instr. 3 and 4)
Title of        Exercise     Trans-      Code        or Disposed of    -----------------   -------------------------
Derivative      Price of     action      (Inst. 8)   (Instr. 3, 4, 5)  Date      Expira-               Amount or
Security        Derivative   date        ----------- -------------     Exer--    tion                  Number of
(Instr. 3)      Security     (m/d/y)    Code   V         (A)    (D)    cisable   Date      Title       Shares
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6%
Convertible                                                                                Common
Notes          $26,028     06/30/00     C                (D) $26,028                       Stock       52,054
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                  9.                10.
                  Number of         Ownership
                  Derivative        Form of          11.
8.                Securities        Derivative       Nature of
Price of          Beneficially      Security:        Indirect
Derivative        Owned at End      Direct (D)       Beneficial
Security          of Month          of Indirect (I)  Ownership
(Instr. 5)        (Instr. 4)        (Instr. 4)       (Instr. 4)
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                  -0-               I                (1)
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(1) MCG Partners, Inc., of which Mr. Rutstein is an officer and principal stockholder, converted $25,000 principal amount of notes, together with accrued interest of $1,028, into 52,054 shares of common stock, 18,218 of which shares are held by Mr. Rutstein directly.

Explanation of Responses:

 /s/ C. Lawrence Rutstein                               October 23, 2000
-----------------------------------------        -------------------------------
C. Lawrence Rutstein                                         Date

**Signature of Reporting Person

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.